SUPPLEMENTARY BENEFIT

Guaranteed Insurability Option

1.   DEFINITIONS

1.1 Insured means the person identified in the Coverage Description as being covered under this benefit.

1.2 Option Amount means the maximum amount of additional insurance, as indicated in the Coverage Description, that can be purchased by you on each option date.

1.3 Regular Option Date(s) means the Policy Anniversary following the Insured's 25th, 28th, 31st, 34th, 37th and 40th birthdays.

1.4  Special Option Date(s) means the date upon which:

     1.   the Insured marries;

     2.   the Insured gives birth to a living child; or

     3.   the Insured legally adopts a child.

     If a special option date falls on the 29th, 30th or 31st day of the month, that special option date shall be changed to the 1st day of the next month.

2. ADDITIONAL INSURANCE OPTION

2.1 Benefit

     You may purchase additional insurance on the Insured's life on Regular or Special Option Dates without evidence of insurability, while this benefit is in force. The amount of the additional insurance on each option date shall not exceed the Option Amount shown in this policy's Coverage Description.

     To purchase additional insurance on a Regular Option Date, you must submit to us an application for the additional insurance 60 days prior to the Regular Option Date, as specified in Section 1.3 of this benefit. To purchase additional insurance on a Special Option Date, you must submit to us an application for the additional insurance within 60 days following the Special Option Date, as specified in Section 1.4 of this benefit. The right to purchase additional insurance on any option date will expire if you fail to apply for the additional insurance within the prescribed time period. If you purchase additional insurance on a Special Option Date, the next Regular Option Date will not apply. You cannot purchase additional insurance on a Regular or Special Option Date, unless the Insured is living on such option date.

2.2 Automatic Temporary Insurance

     During the 60-day period following a Special Option Date, we will automatically provide term insurance in an amount equal to the Option Amount. This term insurance will expire on the earlier of 60 days following the Special Option Date or the date the additional insurance, under section
     2.3 of this benefit, becomes effective.

2.3 Additional Insurance

     The additional insurance under this benefit may be purchased in any of the following forms:

     1.   a face amount increase on this policy; or

     2. a term rider that we currently issue that becomes a part of this policy; or

     3.   any cash value policy that we currently issue with this benefit.

     Any additional insurance issued must meet our minimum issue amount requirements on the date additional insurance is applied for.

     Additional insurance under Section 2.3 (1) and Section 2.3 (2) of this benefit cannot be purchased if the monthly deduction and/or premium are being waived. In this situation, the minimum issue amount requirements applying to the additional insurance purchased under Section 2.3 (3) of this benefit will not apply.

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     If the  additional  insurance  is  purchased  in the form of a new rider or policy, as described in Section 2.3 (2) or Section 2.3 (3) of this benefit, any supplementary benefits on the life of the Insured that are a part of the rider or policy to which this benefit is attached do not apply to the new policy or rider. You must apply for these supplementary benefits and such benefits will be issued with our consent and subject to our requirements.

2.4 Cost of Insurance or Premium Rates for Additional Insurance

     The Cost of Insurance or Premium Rates for additional insurance purchased under this benefit are based on the attained age of the Insured.

     The rating class will be the same as the policy to which this benefit is attached.

3. TERMINATION

     This benefit will terminate on the earliest of the following dates:

     1.   the Policy Anniversary following the Insured's 40th birthday;

     2. the date that the policy is terminated, whether by surrender, lapse, cancellation or maturity;

     3.   when you send a written  request  to cancel  this  benefit to our Home
          Office;

     4. when you purchase additional insurance on the Insured's life on a Special Option Date following the Insured's 37th birthday; or

     5.   the date this benefit expires (see the Coverage Description).

4. GENERAL PROVISIONS

4.1 Coverage

     The amount of insurance for this benefit is shown in the Coverage Description.

4.2 Contract

     This benefit is part of the policy to which it is attached. The terms of the policy also apply unless they conflict with the specific terms of this benefit.

4.3 Reinstatement

     Should the policy and this benefit be reinstated after a lapse, any option date occurring during the period in which the policy was not in force will be canceled.

This benefit is effective on the Effective Date, unless a different date is shown below.

Date of issue if other than Effective Date:
                                                SAFECO LIFE INSURANCE COMPANY
                                                R.A. Pierson
                                                Sr. Vice President and Secretary